EXHIBIT 99.1

Hannon Armstrong Announces 125% Increase in Q2 2016 GAAP Earnings to $0.09 per Share and 23% Increase in Q2 2016 Core Earnings to $0.32 per Share

ANNAPOLIS, Md., August 3, 2016 PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading provider of debt and equity financing to the energy efficiency and renewable energy markets, today reported earnings as shown in the table below:

	For the Three Months Ended June 30, 2016		For the Three Months Ended June 30, 2015
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$3,747	$0.09	$1,470	$0.04
Core Earnings	$12,724	$0.32	$8,086	$0.26

	For the Six Months Ended June 30, 2016		For the Six Months Ended June 30, 2015
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$6,916	$0.16	$3,592	$0.10
Core Earnings	$24,920	$0.64	$15,489	$0.53

The difference between GAAP and Core earnings is primarily the result of adjusting for distributions, net of an estimated return of capital, from our equity method investments in renewable projects and adding back non-cash equity based compensation. A reconciliation of our GAAP net income to Core Earnings is included in this press release.

“In response to equity market volatility in the first half of the year, we demonstrated one of the strengths of our business model by shifting to more securitizations, which had the impact of increasing earnings in the quarter,” said Chairman and CEO, Jeffrey Eckel. “This highlights our flexibility and left us well positioned to continue to fund transaction growth, while being ready to take advantage of market windows when they open, which we did in June raising $91 million in equity. In the current environment, we now expect to place more transactions on our balance sheet in the second half of the year and thus return securitization volumes to a lower level.”

Highlights

•	Closed $470 million of transactions in the first two quarters of 2016 compared to $455 million in the same period in 2015

•	Growth of 125% quarterly GAAP EPS and 23% quarterly Core EPS in second quarter 2016 over second quarter 2015

•	$0.30 per share quarterly dividend, for an annualized yield of 5.4% based on our closing stock price of $22.20 on August 2, 2016

•	Our forward-looking Portfolio yield remained at 6.3% as of June 30, 2016

•	Raised $91 million in a follow-on offering and approximately $1 million through our “at-the-market” (“ATM”) equity distribution program

•	Achieved 70% fixed-rate debt target

•	Debt to equity ratio of 1.7 to 1 as of June 30, 2016

•	Maintained a diversified pipeline of over $2.5 billion

“Our core efficiency, wind and solar markets remain solid and our pipeline is strong. While the 5 year extension of the renewable tax credits gives more clarity in the longer term, it seems to have created uncertainty for some clients on project timing in the near term, reminding us of the value of having multiple origination markets and platforms,” said Mr. Eckel.

Portfolio

Our Portfolio totaled approximately $1.4 billion as of June 30, 2016, and included $400 million of energy efficiency investments, $972 million of renewable energy (wind and solar) transactions and $19 million of other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor and credit quality as of June 30, 2016:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	($ in millions)
Financing receivables	$372	$415	$17	$804	$—	$804
Financing receivables held-for-sale	42	—	—	42	—	42
Investments	33	15	—	48	—	48
Real estate(5)	—	162	—	162	—	162
Equity method investments	—	—	—	—	335	335

Total	$447	$592	$17	$1,056	$335	$1,391

% of Debt and Real Estate Portfolio	42%	56%	2%	100%	N/A	N/A
Average Remaining Balance(6)	$12	$9	$17	$10	$21	$12

(1)	Transactions where the ultimate obligor is the U.S. Federal Government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $268 million of U.S. Federal Government transactions and $179 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $10 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $177 million of internally rated residential solar loans where the cash flows which support our financing receivables are subordinated to the tax equity investors (whose return is largely derived from the renewable energy tax incentives) and for which we rely on certain tax related indemnities of the publicly traded residential solar provider.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Consists of ownership interests in operating renewable energy projects.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 84 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $30 million.

Second Quarter Financial Results

Gain on sale and fee income was $5.8 million for the three months and $11.6 million for the six months ended June 30, 2016, as compared to $2.4 million and $5.5 million for the same periods last year. This resulted from approximately $329 million of securitization activity in the first half of 2016 as compared to approximately $100 million in same period last year. This increase, along with investment returns from the Portfolio, were the key drivers of the growth in both GAAP and Core Earnings for the second quarter and the first half of the year.

The growth was offset by an approximately $5 million increase in interest expense for the three months, and an approximately $10 million increase for the six months ended June 30, 2016, as compared to the same periods last year as a result of higher levels of outstanding borrowings and an increase in fixed rate debt as shown in the chart below.

	As of
	June 30, 2016	% of Total	June 30, 2015	% of Total
	($ in millions)
Floating-Rate Borrowings(1)	$257	30%	$420	58%
Fixed-Rate debt(2)	$613	70%	$305	42%

Total	$870	100%	$725	100%

Leverage(3)	1.7 to 1		2.1 to 1

(1)	2016 Floating-Rate Borrowings include borrowings under our floating-rate credit facility and approximately $11 million of nonrecourse debt that has not been hedged.
(2)	Fixed-Rate debt includes the present notional value of nonrecourse debt that is hedged using interest rate swaps. There were no hedges in place in 2015.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

SG&A (compensation and benefits and general and administrative expenses) grew by approximately $2.5 million for the three months, and by approximately $3.2 million for the six months, ended June 30, 2016, as compared to the same periods last year as a result of additional compensation expense as well as higher public company expenses, in part in preparation for Sarbanes-Oxley Act compliance requirements.

“While the $91 million equity raise reduced our leverage at the end of the quarter and will cause some earnings dilution in Q3, we believe it positioned us well for various market conditions in the second half of the year,” said Chief Financial Officer Brendan Herron. “We continue to also focus on opportunities to further increase our level of fixed-rate debt given the historically low interest rate environment.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, August 3, 2016 at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-992-7415, or for international callers, 1-913-312-1431. A replay will be available beginning two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 7842656. The replay will be available until August 10, 2016.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) provides debt and equity financing to the energy efficiency and renewable energy markets. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to finance energy efficiency, renewable energy and sustainable infrastructure projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification, as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Our 2015 Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate Core Earnings as U.S. GAAP net income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, one-time acquisition related costs, if any and any non-cash tax charges. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, Core Earnings may also exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Our equity method investments in the renewable energy projects are structured using typical partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership flips and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. The cash flows in renewable energy projects are often significantly different from the net income due to high levels of depreciation and other non-cash expense and the agreed upon allocation of cash flow in a project with these preferred returns may be different than the allocation of profit and loss.

Under U.S. GAAP, we account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in this case, at the end of the immediately preceding quarter. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. Given the structure of the investments, we negotiated the purchase prices of our renewable energy investments based on our assessment of the expected cash flows from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. In an attempt to treat these investments in a manner similar to our other investments and our initial valuation and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, in calculating Core Earnings for the below periods, we include as Core Earnings the distributions received from these investments less an estimated return of capital. Generally, under this methodology, we reflect our initial capital investment as being amortized over the life of the project using a constant yield. The initial constant yield we selected is equal to the discount rates we determined when making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the expected amortization for purposes of calculating Core Earnings in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses in our Strong Upwind transactions is projected to change in 2019, which is expected to result in an increase of the amount of HLBV profits or losses allocated to us.

We have outstanding borrowings of approximately $215 million on a nonrecourse basis as of June 30, 2016, using our equity method investments as collateral. Included in our U.S. GAAP investment interest expense for the six months ended June 30, 2016, was approximately $7 million of interest expense related to these nonrecourse loans. For the six months ended June 30, 2016, we collected cash distributions from our renewable energy investments of approximately $30 million, of which $12 million represents our Core Earnings adjustment for these investments based upon the constant yield methodology discussed above.

We believe that Core Earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses Core Earnings in this way. We believe that our investors also use Core Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Core Earnings is useful to (and expected by) our investors.

However, Core Earnings does not represent cash generated from operating activities in accordance with U.S. GAAP and should not be considered as an alternative to net income (determined in accordance with U.S. GAAP), or an indication of our cash flow from operating activities (determined in accordance with U.S. GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the core earnings reported by other REITs.

We have calculated our Core Earnings and provided a reconciliation of our GAAP net income to Core Earnings for the three and six months ended June 30, 2016 and 2015 in the tables below:

	For the Three Months Ended
	June 30, 2016	Per Share	June 30, 2015	Per Share
	($ in thousands, except for per share data)
Net income attributable to controlling shareholders	$3,747	$0.09	$1,470	$0.04
Adjustments:
Equity method adjustments (1)	5,673		3,488
Non-cash equity-based compensation charge (2)	2,913		2,826
Other Core Adjustments (3)	391		302

Core Earnings(4)	$12,724	$0.32	$8,086	$0.26

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the three months ended June 30, 2016 and June 30, 2015, are based on 39,547,758 shares and 31,138,380 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the minority interest is also included.

	For the Six Months Ended
	June 30, 2016	Per Share	June 30, 2015	Per Share
	($ in thousands, except for per share data)
Net income attributable to controlling shareholders	$6,916	$0.16	$3,592	$0.10
Adjustments:
Equity method adjustments (1)	12,315		6,371
Non-cash equity-based compensation charge (2)	4,920		5,026
Other Core Adjustments (3)	769		500

Core Earnings(4)	$24,920	$0.64	$15,489	$0.53

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the six months ended June 30, 2016 and June 30, 2015, are based on 39,069,470 shares and 29,465,971 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the minority interest is also included.

The table below provides a reconciliation of the Other Core Adjustments:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	($ in thousands)
Adjustments:
Real estate intangibles (1)	$313	$163	$612	$312
Amortization of intangibles (2)	50	51	101	102
Net income attributable to minority interest	28	14	56	39
Non-cash provision benefit for taxes	—	74	—	47

Other Core Adjustments	$391	$302	$769	$500

(1)	Reflects add back of non-cash amortization of lease intangibles.
(2)	Adds back non-cash amortization of pre IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A Expenses to Core SG&A Expenses:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	($ in thousands)
SG&A Expenses (GAAP)
Compensation and benefits (GAAP)	$5,754	$3,978	$10,172	$7,830
General and administrative (GAAP)	2,322	1,595	4,138	3,327

Total SG&A Expenses (GAAP)	8,076	5,573	14,310	11,157

Adjustments:
Non-cash equity-based compensation charge (1)	(2,913)	(2,826)	(4,920)	(5,026)
Amortization of intangibles (2)	(50)	(51)	(101)	(102)

Core SG&A Expenses Adjustments	(2,963)	(2,877)	(5,021)	(5,128)

Core SG&A Expenses	$5,113	$2,696	$9,289	$6,029

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in Core Earnings per share calculation.
(2)	Adds back non-cash amortization of pre IPO intangibles.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Interest income, financing receivables	$12,647	$8,217	$24,135	$16,545
Interest income, investments	434	357	809	753
Rental income	2,975	2,564	5,791	4,652
Gain on sale of receivables and investments	5,438	1,557	10,940	4,426
Fee income	351	836	653	1,063

Total Revenue	21,845	13,531	42,328	27,439
Expenses:
Investment interest expense	(11,034)	(6,103)	(22,310)	(12,250)
Compensation and benefits	(5,754)	(3,978)	(10,172)	(7,830)
General and administrative	(2,322)	(1,595)	(4,138)	(3,327)

Total Expenses	(19,110)	(11,676)	(36,620)	(23,407)

Income before equity method investments in affiliates	2,735	1,855	5,708	4,032
Income (loss) from equity method investments in affiliates	1,076	(295)	1,346	(348)

Income before income taxes	3,811	1,560	7,054	3,684
Income tax expense	(36)	(76)	(82)	(53)

Net Income	$3,775	$1,484	$6,972	$3,631

Net income attributable to non-controlling interest holders	28	14	56	39

Net Income Attributable to Controlling Shareholders	$3,747	$1,470	$6,916	$3,592

Basic earnings per common share	$0.09	$0.04	$0.16	$0.10

Diluted earnings per common share	$0.09	$0.04	$0.16	$0.10

Weighted average common shares outstanding—basic	37,737,026	29,479,023	37,376,618	27,941,095

Weighted average common shares outstanding—diluted	37,737,026	29,479,023	37,376,618	27,941,095

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 and DECEMBER 31, 2015

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	June 30, 2016	December 31, 2015
Assets
Financing receivables	$804,005	$783,967
Financing receivables held-for-sale	42,285	60,376
Investments available-for-sale	47,662	29,017
Real estate	131,713	128,769
Real estate related intangible assets	30,720	26,930
Equity method investments in affiliates	334,565	318,769
Cash and cash equivalents	19,279	42,645
Other assets	65,909	79,148

Total Assets	$1,476,138	$1,469,621

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$26,165	$17,875
Deferred funding obligations	78,127	108,499
Credit facility	245,572	247,350
Nonrecourse debt (secured by assets of $779 million and $815 million, respectively)	624,043	663,791

Total Liabilities	973,907	1,037,515

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 41,985,976 and 37,010,603 shares issued and outstanding, respectively	420	370
Additional paid in capital	576,041	482,431
Retained deficit	(71,200)	(52,701)
Accumulated other comprehensive loss	(6,821)	(1,905)
Non-controlling interest	3,791	3,911

Total Stockholders’ Equity	502,231	432,106

Total Liabilities and Stockholders’ Equity	$1,476,138	$1,469,621

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